Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI TO REDEEM $150 MILLION 6.875% SENIOR NOTES

Tempe, AZ – July 3, 2012 – Mobile Mini, Inc. (NasdaqGS: MINI) today announced that it has issued an irrevocable Notice of Redemption for all of its outstanding 6.875% senior notes which are due May 2015 (the “Notes”) pursuant to the terms of the indenture governing the Notes. The Notes, which have an outstanding principal balance of $150 million, will be redeemed on August 2, 2012 at a redemption price of 101.719% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date. The Company will draw upon its $900 million asset based revolver (“ABL”) to fund the redemption of the bonds. The ABL currently bears interest at Libor plus 2.25%. On or after the redemption date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of a holder of the Notes shall cease to exist, except for the right to receive the redemption price.

Commenting, Mark Funk, Executive Vice President and Chief Financial Officer noted, “Based upon our current ABL borrowing rate and total debt level, we estimate approximately $6.6 million in annualized interest savings, excluding the redemption premium of approximately $2.6 million, as a result of calling these senior notes. Following the bond redemption, we will continue to have a great deal of financial flexibility with approximately $400 million currently available under our ABL which matures in February 2017.”

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Notes.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Mobile Mini, Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forwardlooking statements is set forth in Mobile Mini, Inc.’s most recent report on Form 10-K and Mobile Mini’s other documents on file with the Securities and Exchange Commission. Mobile Mini, Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & CFO Mobile Mini, Inc. (480) 477-0241 www.mobilemini.com		The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611

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